                                                                   EXHIBIT 99(m)




                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

        UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


  Date of Report (Date of earliest event reported)  October 4, 1994


                        University Bank & Trust Company
               (Exact name of registrant as specified in charter)


          California                                  94-2622607
  (State or other jurisdiction    (Commission        (IRS Employer
       of incorporation)          File Number)     Identification No.)


  250 Lytton Avenue, Palo Alto, California                              94301
  (Address of principal executive offices)                           (Zip Code)


  Registrant's telephone number, including area code   (415) 327-0210





          This Current Report, including exhibits, contains 23 pages.
                    The Exhibit Index is located on page 5.

ITEM 1.   CHANGES IN CONTROL OF REGISTRANT.

  In connection with the execution of the Merger Agreement (as defined in Item 12 below) dated October 4, 1994, each director-shareholder of University Bank & Trust Company (the "Company") has agreed to enter into a form of Shareholder Agreement (the "Shareholder Agreement") within 10 business days from the date of the Merger Agreement. Pursuant to the terms of the Shareholder Agreement, each director-shareholder of the Company will vote or cause to be voted all shares of common stock of the Company each director-shareholder owns, thereafter acquires and any other shares of capital stock of the Company over which the director-shareholder has voting power as a trustee of comparable capacity to approve the Merger (as defined in Item 12 below) on the terms provided in the Merger Agreement at any meeting of shareholders of the Company held prior to August 31, 1995 or in connection with any solicitation of the written consent of shareholders of the Company considered prior to August 31, 1995. The director-shareholders presently beneficially own shares of common stock of the Company representing, in the aggregate, approximately 11.5% of the Company's outstanding capital stock. A copy of the form of Shareholder Agreement is attached hereto as Exhibit 1 and is incorporated herein by reference.

  In addition, in connection with the execution of the Merger Agreement, the Company granted Comerica (as defined in Item 12) an option to purchase up to 137,718 shares of Common Stock of the Company under the circumstances specified in the Stock Option Agreement, dated as of October 4, 1994, between Comerica and the Company (the "Stock Option Agreement"), for a purchase price per option share to be determined by calculating the average of the closing prices for the Company's common stock on the NASDAQ for the seven trading days ending on the date of the Stock Option Agreement, payable by wire transfer. A copy of the Stock Option Agreement is attached hereto as Exhibit 2 and is incorporated herein by reference.

ITEM 5.  OTHER EVENTS.

  On October 4, 1994, University Bank & Trust Company, a California banking corporation (the "Company") entered into an Agreement and Plan of Reorganization and Merger (the "Merger Agreement") with Comerica Incorporated, a Delaware corporation and bank holding company ("Comerica"), and Comerica Interim Incorporated, a California corporation and wholly-owned subsidiary of Comerica ("Interim"), whereby Interim will be merged with and into the Company and the Company will become a wholly-owned subsidiary of Comerica in accordance with the applicable provisions of the California Financial Code and the California Corporations Code (the "Merger"). Subject to the terms and conditions of the Merger Agreement (including, without limitation, approval by the stockholders of the Company and approval by various regulatory agencies) upon the effective time of the Merger, each outstanding share of Common Stock of the Company will be converted into the right to receive up to 1.7456 shares of Common Stock of Comerica.

  A copy of the press release announcing the execution of the Merger Agreement is attached as Exhibit 3 and is incorporated herein by reference.

  ITEM 7.  EXHIBITS.

   Exhibit No.                                    Description
   -----------                                    -----------
       1              Form of Shareholder Agreement dated as of October    , 1994 between
                      Comerica Incorporated, a Delaware corporation, and a director-
                      shareholder of University Bank & Trust company, a California Bank.

       2              Stock Option Agreement dated October 4, 1994 between University Bank &
                      Trust Company and Comerica Incorporated, a Delaware corporation.

       3              Press Release dated October 5, 1994.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the bank has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 UNIVERSITY BANK & TRUST COMPANY




Date:  October 17, 1994                          By:    /s/ Carl J. Schmitt
                                                        Carl J. Schmitt
                                                        Chief Executive Officer

                                 EXHIBIT INDEX


                                                                                            Sequentially
    Exhibit No.                               Description                                  Numbered  Page
    -----------                               -----------                                  --------------
         1          Form of Shareholder Agreement dated as of October ___, 1994                  6
                    between Comerica Incorporated, a Delaware corporation, and a director-shareholder of University Bank & Trust company, a
                    California Bank.

         2          Stock Option Agreement dated October 4, 1994 between University              16
                    Bank & Trust Company and Comerica Incorporated, a Delaware
                    corporation.

         3          Press Release dated October 5, 1994.                                         22

                                  EXHIBIT 1




                       THE TRANSFER OF THIS AGREEMENT IS
                    SUBJECT TO CERTAIN PROVISIONS CONTAINED
                  HEREIN AND TO RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

                             STOCK OPTION AGREEMENT


         This Stock Option Agreement, dated as of October 4, 1994 (the "Agreement"), is made by and between University Bank & Trust Company, a California Bank ("Issuer"), and Comerica Incorporated, a Delaware corporation ("Grantee") .

         WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Reorganization and Merger dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger of a subsidiary of Grantee with and into Issuer, with Issuer as the surviving corporation; and

         WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

         1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

         2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 137,718 (as adjusted as set forth herein) shares (the "Option Shares") of Common Stock, par value $.01 per share ("Issuer Common Stock"), of Issuer at a purchase price per Option Share determined by calculating the average of the closing prices for Issuer Common Stock on the NASDAQ for the seven trading days ending on the date hereof (the "Purchase Price").

         3. Exercise of Option. (a) If not in material breach of the Merger Agreement, Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); provided that the Option shall terminate and be of no further force and effect upon the earliest to occur of (i) immediately prior to the Effective Time, (ii) 12 months after the first occurrence of a Purchase Event, (iii) 18 months after the termination of the Merger Agreement following the occurrence of a Preliminary Purchase Event (as defined below), (iv) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Merger Agreement by Grantee pursuant to Section 8.1.6 thereof or by Grantee and Issuer pursuant to Section 8.1.1 thereof if Grantee shall at that time have been entitled to terminate the Merger Agreement pursuant to Section 8.1.6 thereof) or (v) 12 months after the termination of the Merger Agreement by Grantee pursuant to
Section 8.1.6 thereof or by Grantee and Issuer pursuant to Section 8.1.1 thereof if Grantee shall at that time have been entitled to terminate the Merger Agreement pursuant to Section 8.1.6 thereof (provided, however, that if within 12 months after such termination of the Merger Agreement a Purchase Event or a Preliminary Purchase Event shall occur, then notwithstanding anything to the contrary contained herein, this Option shall terminate 12 months after the first occurrence of such an event); and provided further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the California Financial Code.

         (b) As used herein, a "Purchase Event" means any of the following events:

                          (i) Issuer shall have authorized, recommended,
                 publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any Subsidiary of Grantee) to effect an Acquisition Transaction or failed to publicly oppose a Tender Offer or an Exchange Offer (as defined below). As used herein, the term Acquisition Transaction shall mean (A) a merger, consolidation or similar transaction involving Issuer or any of its Subsidiaries (other than internal mergers, reorganizations, consolidations or dissolutions involving only existing Subsidiaries), (B) the disposition, by sale, lease, exchange or otherwise, of assets of Issuer or any of its Subsidiaries representing 15% or more of the consolidated assets of Issuer and its Subsidiaries or
                 (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of Issuer or any of its Subsidiaries; or

                          (ii) any person (other than Grantee or any Subsidiary
                 of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 15% or more of the then outstanding shares of Issuer Common Stock.

         (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

                          (i) any person (other than Grantee or any Subsidiary
                 of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer respectively); or

                          (ii) the holders of Issuer Common Stock shall not
                 have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement, or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case after it shall have been publicly announced that any person (other than Grantee or any Subsidiary of Grantee) shall have (A) made or disclosed an intention to make a proposal to engage in an Acquisition Transaction or (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer.

         As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

         (d) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which is referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or any other regulatory authority is required in connection with such purchase, Issuer shall cooperate with Grantee in the filing of the required notice or application for approval and the obtaining of any such approval.

         4. Payment and Delivery of Certificates. (a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 12(f) hereof.

         (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a),
(i) Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of the provisions of this Agreement.

         (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

                 THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF OCTOBER 4, 1994, A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

         It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

         5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

         (a) Due Authorization. Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer.

         (b) Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable (except for assessments made pursuant to Section 662 of the California Financial Code), and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.

         (c) Board Action. The performance by Issuer of this Agreement and the transactions contemplated hereby (including the exercise of the Option) do not require any approval of the stockholders of Issuer.

         6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

         (a) Due Authorization. Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

         (b) Purchase Not for Distribution. This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

         7. Adjustment Upon Changes in Capitalization, etc. (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 9.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. Issuer agrees that in no event shall the number of shares of Issuer Common Stock issued after the date of this Agreement pursuant to the preceding sentence, together with the number of shares of Issuer Common Stock subject to the Option, adjusted as aforesaid, exceed the number of available authorized but unissued and unreserved shares of Issuer Common Stock.

         (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (A) the Acquiring Corporation (as defined below), (B) any person that controls the Acquiring Corporation, or (C) in the case of a merger described in clause (ii), the Issuer (such person being referred to as the "Substitute Option Issuer").

         (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

         (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as is hereinafter defined) as is equal to the Assigned Value (as is hereinafter defined) multiplied by the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as is hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

         (e) The following terms have the meanings indicated:

         (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (B) Issuer in a merger in which Issuer is the continuing or surviving person, and (C) the transferee of all or any substantial part of the Issuer's assets (or the assets of its Subsidiaries).

         (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

         (iii) "Assigned Value" shall mean the highest of (A) the price per share of the Issuer Common Stock at which a tender offer or exchange offer therefor has been made by any person (other than Grantee), (B) the price per share of the Issuer Common Stock to be paid by any person (other than the Grantee) pursuant to an agreement with Issuer, and (C) the highest bid price per share of Issuer Common Stock as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source within the six-month period immediately preceding the agreement; provided, however, that in the event of a sale of less than all of Issuer's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee (or by a majority in interest of the Grantees if there shall be more than one Grantee (a"Grantee Majority")), divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. In the event that an exchange offer is made for the Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Issuer Common Stock shall be determined by a nationally recognized investment banking firm mutually selected by Grantee and Issuer (or if applicable, Acquiring Corporation), provided that if a mutual selection cannot be made as to such investment banking firm, it shall be selected by Grantee (or a Grantee Majority).

         (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such merging person, as Grantee may elect.

         (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 9.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option.

         (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer).

         (h) The provisions of Sections 8 and 9 shall apply, with appropriate adjustments, to any securities for which the Option becomes exercisable pursuant to this Section 7 and as applicable, references in such sections to "Issuer", "Option", "Purchase Price" and "Issuer Common Stock" shall be deemed to be references to "Substitute Option Issuer", "Substitute Option", "Substitute Purchase Price" and "Substitute Common Stock", respectively.

         8. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation on the NASDAQ, the New York Stock Exchange (NYSE) or any securities exchange, Issuer, upon the request of Grantee, will promptly file an application to authorize for quotation the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NASDAQ, NYSE or such other securities exchange and will use its best efforts to obtain approval of such listing as soon as practicable.

         9. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

         10. Miscellaneous. (a) Expenses. Except as otherwise provided in
Section 8, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the grant or exercise of this Option, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         (c) Entire Agreement; No Third-Party Beneficiary; Severability. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

         (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law rules.

         (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         (f) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by personal delivery, by telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) to the parties as follows:

         If to Issuer:

                          UNIVERSITY BANK & TRUST COMPANY
                          250 Lytton Avenue
                          Palo Alto, California  94301
                          Attention:  Carl J. Schmitt

         If to Grantee:

                          COMERICA INCORPORATED
                          Corporate Secretary - Corporate Legal Department 500 Woodward Avenue, 33rd Floor
                          Detroit, Michigan 48226
                          Attention:  Mark W. Yonkman

or to such other address as a party may have furnished to the others in writing in accordance with this paragraph, except that notices of change of address shall only be effective upon receipt. Any notice, demand or other communication given pursuant to the provisions of this Section 11(f) shall be deemed to have been given on the date actually delivered or three days following the date mailed, as the case may be.

         (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

         (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

         (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

         IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                        University Bank & Trust Company


                                        By: /s/ Carl J. Schmitt
                                           ---------------------------
                                        Name: Carl J. Schmitt
                                        Title: Chief Executive Officer


                                        COMERICA INCORPORATED


                                        By: /s/ Mark W. Yonkman
                                        -----------------------------------
                                        Name: Mark W. Yonkman
                                        Title: Vice President and Assistant
                                        Secretary

                                  EXHIBIT 2

                             SHAREHOLDER AGREEMENT


         This Shareholder Agreement ("Agreement") is made as of October ____, 1994, by Comerica Incorporated, a Delaware corporation ("Comerica") and the other person executing the last page of this Agreement (a "Shareholder"). All terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as that term is defined below).

         A. Comerica and University Bank & Trust, a California bank ("University") Company have entered into an Agreement and Plan of Reorganization and Merger (the "Merger Agreement"), dated as of October 4, 1994 pursuant to which a wholly-owned subsidiary of Comerica will be merged with and into University (the "Merger").

         B. In order to induce Comerica to enter into the Merger Agreement, the Shareholder, solely in the Shareholder's capacity as a shareholder, desires to undertake to take certain actions and to refrain from taking other actions in connection with the Merger.

         NOW, THEREFORE, in consideration of these premises and of the representations, warranties, covenants, and agreements contained in this Agreement and in the Merger Agreement, the parties agree as follows:

         1.      Agreements of the Shareholder

                 1.1 Agreement to Vote. At any meeting of shareholders of University held prior to August 31, 1995, or in connection with any solicitation of the written consent of shareholders of University considered prior to August 31, 1995, to approve the Merger on the terms provided in the Merger Agreement, the Shareholder shall vote or cause to be voted all shares of common stock of University ("University Stock") the Shareholder owns or hereafter acquires, and, subject to fiduciary obligations, any other shares of University Stock over which the Shareholder has voting power as a trustee or comparable capacity (the "Shareholder's University Stock"), in favor of, and to approve, the Merger on the terms provided in the Merger Agreement and any other matters provided in the Merger Agreement that require the approval of shareholders of University.

                 1.2 Restrictions on Dispositions. The Shareholder agrees that until the earlier of (i) the adjournment of the meeting of shareholders called to approve the Merger on the terms provided in the Merger Agreement, (ii) the termination of the Merger Agreement in accordance with its terms, or (iii) August 31, 1995, the Shareholder will not pledge or otherwise encumber, or sell, assign or otherwise dispose of, any shares of the Shareholder's University Stock or enter into any agreement to do the foregoing other than with Comerica or an affiliate of Comerica (unless the Shareholder shall have retained full voting power with respect to such shares or the person to whom such shares shall have been pledged, sold, assigned or otherwise disposed of shall have agreed to be bound by the provisions of this Agreement), except (a) with the prior written consent of Comerica or (b) pursuant to the Merger.

                 1.3 Cooperation. At any time during which the Shareholder's agreements contained in Section 1.2 above are in effect, the Shareholder agrees not to directly or indirectly solicit or initiate any inquiries, proposals or offers from any person or entity other than Comerica or any affiliate of Comerica relating to, or vote in favor of, any proposal or transaction for disposition of, the business or assets of University or any of its Subsidiaries, the acquisition of securities of University or any Subsidiary of University, or any business combination with any person other than Comerica or any affiliate of Comerica.

         2.      Representations and Warranties of the Shareholder

         The Shareholder represents and warrants to Comerica as follows:

                 2.1 Capacity. The Shareholder has the requisite capacity and authority to enter into and perform the Shareholder's obligations under this Agreement.

                 2.2 Binding Agreement. This Agreement constitutes the valid and legally binding obligation of the Shareholder.

                 2.3 Noncontravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of the Shareholder's obligations under this Agreement and the consummation by the Shareholder of the transactions contemplated by this Agreement will not in any material respect, violate or conflict with or constitute a material default under any agreement, instrument, contract or other obligation, any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder or any of the Shareholder's property is subject.

                 2.4 Ownership of Shares. Schedule 1 correctly sets forth the number of shares of University Stock owned by the Shareholder, or with respect to which the Shareholder has sole voting power, as of the date of this Agreement. The Shareholder has full power to vote all of the shares of University Stock set forth on Schedule 1.

         3.      Enforcement

                 3.1 Damages Inadequate; Specific Performance. In the event of a threatened or actual breach of this Agreement by the Shareholder, it is agreed that damages would not be an adequate remedy to compensate Comerica. Accordingly, each party agrees that the Shareholder's obligations will be enforceable by court order requiring specific performance without proof of damages or posting of any bond. In the event of a threatened or actual breach of this Agreement by the Shareholder, Comerica will be entitled to a temporary restraining order and to temporary and permanent injunctive relief to prevent or terminate such threatened or actual breach, provided that nothing in this Agreement shall be construed to limit the damages otherwise recoverable by Comerica in any such event.

                 3.2 Notice to Third Parties. In addition, after notice to the Shareholder, Comerica will have the right to inform any person or entity that Comerica reasonably believes to be, or to be contemplating, participating with the Shareholder (or receiving assistance from the Shareholder) in violation of this Agreement, and that participation by any such entity or person with the Shareholder in activities in violation of this Agreement may give rise to claims by Comerica against such entity or person.

         4.      Miscellaneous

                 4.1 Expenses. Each party will pay that party's costs and expenses, including attorney and accountant fees, in connection with this Agreement and the transactions contemplated by this Agreement.

                 4.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent by confirmed overnight courier or telecopied (with electronic confirmation and verbal confirmation of the person to whom such telecopy is addressed), on the date such notice is so delivered, mailed or sent, as the case may be, to the parties at the following addresses or (or any such other address for a party as shall be specified by like notice):

         If to Comerica:

                          COMERICA INCORPORATED
                          Corporate Secretary - Corporate Legal Department 500 Woodward Avenue, 33rd Floor
                          Detroit, Michigan 48226
                          Attention:  Mark W. Yonkman

         If to the Shareholder:




         or to such other address as a party may have furnished to the others in writing in accordance with this paragraph, except that notices of change of address shall only be effective upon receipt. Any notice, demand or other communication given pursuant to the provisions of this paragraph 4.2 shall be deemed to have been given on the date actually delivered or three days following the date mailed, as the case may be.

                 4.3 Successors and Assigns. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their permitted transferees, successors and permitted assigns. This Agreement and the rights, privileges, duties and obligations of the parties may not be assigned or delegated by any party without the prior written consent of the other party. Any purported assignment in violation of this paragraph 4.3 shall be null and void.

                 4.4 Third Party Beneficiaries. Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person other than the parties. As used in this Agreement, the term party or parties shall refer only to Comerica and the Shareholder.

                 4.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument. An executed counterpart received by telecopy shall have the same effect as an originally- executed counterpart.

                 4.6 Governing Law. This Agreement will be governed by Delaware law, except those provisions concerning choice of law.

                 4.7 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

                 4.8 Waiver and Modification. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, shall be deemed to be a further or continuing waiver of any such term, provision or condition. This Agreement may be modified or amended only by an instrument signed by the parties.

                 4.9 Attorney Fees. If any of the parties brings an action or suit against any other party by reason of any breach of any covenant, agreement, representation, warranty or other provision of this Agreement, or any breach of any duty or obligation created under this Agreement by such other party, the prevailing party in whose favor final judgment is entered shall be entitled to recover from the losing party all reasonable costs and expenses incurred by the prevailing party in connection with such suit or action, including legal fees and court costs (whether or not taxable as such).

                 4.10 Entire Agreement. This Agreement embodies the entire understanding of the parties with respect to its subject matter, and there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter of this Agreement, unless expressly referred to in this Agreement.

                 4.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid under applicable law. However, if any provision shall be invalid or unenforceable, it shall be construed and limited to effectuate its purpose to the maximum legally permissible extent. If it cannot be so construed so as to be valid under such law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement, and this Agreement shall be construed to the maximum extent possible to carry out its terms without such invalid or unenforceable provision or portion.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


COMERICA INCORPORATED


By: /s/ Mark W. Yonkman
   --------------------
Name:
Title:



SHAREHOLDER:



/s/ Carl J. Schmitt
- -------------------

                                   SCHEDULE 1

                         SHAREHOLDER'S University STOCK

                 [UNIVERSITY BANK & TRUST COMPANY LETTERHEAD]


For Release 8:00 a.m. Pacific Time



                   UNIVERSTITY BANK & TRUST TO JOIN FORCES
                          WITH COMERICA INCORPORATED


Palo Alto, October 5, 1994.---University Bank & Trust Company (NASDAQ:UNNB) announced today it has reached a definitive agreement to be acquired by Comerica Incorporated (NYSE:CMA), a $32 billion bank holding company headquartered in Detroit, Michigan, with banking affiliates in California, Michigan, Texas, Illinois, and Florida.

Shareholders of University Bank & Trust will receive up to 1.7456 shares of Comerica Incorporated stock for each University Bank & Trust Company share. The current value of this transaction is approximately $73 million, or 2.1 times current book value. The transaction is subject to regulatory approval and is expected to close in the spring of 1995. Goldman, Sachs & Company represented University Bank & Trust Company in the transaction.

University Bank & Trust Company represents an in-market expansion for Comerica Incorporated's California subsidiary. Comerica Bank-California, with $2 billion in assets. University is expected to merge into Comerica Bank-California in late 1995 and it is anticipated that it will operate as a division maintaining its identity.

"This affiliation with Comerica represents an opportunity to expand our service capabilities and capacity within our market, and at the same time maintain the unique qualities that we have become known for," said Carl J. Schmitt, chairman and chief executive officer of University Bank & Trust Company. "The approach to this

                                                            Continued


                     "a Different Experience in Banking"

                 [UNIVERSITY BANK & TRUST COMPANY LETTERHEAD]


Continued



                    UNIVERSITY BANK & TRUST TO JOIN FORCES
                          WITH COMERICA INCORPORATED


union by Comerica has been driven by the understanding of our deep commitment to developing and maintaining special banking 'relationships' with our customers. This philosophy of operation is fundamental to Comerica nationally and represents the common ground that this combination has been built on. And yes, we will continue the annual Walla Walla Sweet Onions offering to our customers (44,000 pounds in 1994)."

"This transaction adds approximately $400 million of core deposits to our California franchise and supports our strategy of serving business and private banking customers," stated Eugene A. Miller, chairman and chief executive officer of Comerica Incorporated. "University Bank & Trust is an outstanding company with a long renowned reputation for exceptional customer service leading to steady growth, good credit quality and strong earnings."

The addition of University Bank & Trust's Banking Floors (offices) in Palo Alto, Menlo Park and Los Altos (to be opened), and trust office in Santa Cruz will bring the number of Comerica Bank-California offices to 31 in Northern California, along with 3 in the Los Angeles area. Comerica Bank-California is headed by J. Michael Fulton, president and chief executive officer.

Additional information:

        Carl J. Schmitt     (415) 462-6001
        J. Michael Fulton   (408) 291-6645



                     "a Different Experience in Banking"